Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

TOWER ONE WIRELESS CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Maximum Aggregate Offering Price(1)(2)(3)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Shares without par value	(1)	$14,285,714	.0000927	$1,324.29
	Equity	Underwriter's warrants	(1),(4)	-	-	-
Fees to be Paid	Equity	Common shares issuable upon exercise of underwriter's warrants)	(1),(5)	$714,286	.0000927	$66.21
	Total Offering Amounts		$15,000,000			$1,390.50
	Total Fees Previously Paid
	Net Fee Due					$1,390.50

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes the price of additional common shares that the underwriter has the right to purchase to cover overallotments, if any. See "Underwriting"

(3)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also registers such indeterminate number of common shares as may become issuable after the date hereof, as the same may be adjusted as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(4)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act of 1933, as amended

(5)

Represents warrants issuable to Maxim Group LLC, or its designees (the "underwriter's warrants") to purchase a number of common shares equal to 5.0% of the number of common shares included in the Common Shares being offered (including common shares that the underwriters have the right to purchase to cover overallotments) at an exercise price equal to 110% of the public offering price per common share. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based on an estimated proposed maximum aggregate offering price of the representative warrants of $, or % of $ (% of $). Assumes the full exercise of the underwriter's over-allotment option.